As filed with the Securities and Exchange Commission on April 12, 2007
Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-106084)

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SafeNet, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1287752
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
4690 Millenium Drive
Belcamp, MD 21017
(Address, Including Zip Code, of Principal Executive Offices)

Chris Fedde
President and Chief Operating Officer
SafeNet, Inc.
4690 Millenium Drive
Belcamp, MD 21017
(443) 327-1200
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Michael J. Kennedy, Esq.
Steve L. Camahort, Esq.
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94123

RECENT EVENTS: DEREGISTRATION
The Registration Statement on Form S-3 (Registration No. 333-106084) (the “Registration Statement”) of SafeNet, Inc., a Delaware corporation (“SafeNet”), pertaining to the registration of 2,500,000 shares of common stock of SafeNet (the “Common Stock”) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on July 9, 2003.
On April 12, 2007, after completion of a tender offer (the “Offer”) by Stealth Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Vector Stealth Holdings II, L.L.C. (“Parent”) for all of the shares of Common Stock, Merger Sub merged with and into SafeNet (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock not tendered in the Offer (other than the shares of Common Stock owned by SafeNet, Merger Sub and Parent) was converted into the right to receive $28.75 per share in cash. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on April 12, 2007 (the “Effective Time”).
As a result of the Merger, SafeNet has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by SafeNet in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, SafeNet hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on April 12, 2007 in the capacities indicated.

SAFENET, INC.
By:	/S/ Chris Fedde
Chris Fedde
President and Chief Operating Officer (Principal Executive Officer)

Signature	Title	Date

/S/ John Frederick John Frederick	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 12, 2007

/S/ Alexander R. Slusky Alexander R. Slusky	Director	April 12, 2007

/S/ David Fishman David Fishman	Director	April 12, 2007

/S/ Chris Nicholson Chris Nicholson	Director	April 12, 2007